EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media)
(856) 342-6007
Leonard F. Griehs (Analysts)
(856) 342-6428

CAMPBELL RAISES SECOND QUARTER EARNINGS ESTIMATE BASED ON STRONGER THAN EXPECTED PERFORMANCES IN U.S. SOUP AND BEVERAGE BUSINESSES; FISCAL YEAR 2004 GUIDANCE OF $1.58 IS MAINTAINED

     CAMDEN, N.J., FEBRUARY 12, 2004 – (NYSE: CPB) Campbell Soup Company today raised its earnings per share estimate to $.57 per share for the fiscal 2004 second quarter ended February 1, 2004. Campbell said the revised second quarter earnings estimate is principally the result of better than expected volume results in its U.S. soup and beverage businesses.

     On November 24, 2003, the company said that it expected earnings per share to be in the range of $.52 to $.54, which was below prior year due to planned marketing investment. In the year ago quarter, Campbell reported earnings per share of $.56.

     The company is maintaining its earnings per share guidance for fiscal 2004 at approximately $1.58. In the second half of the fiscal year, the company expects to have continued higher marketing investment in its U.S. soup business. In addition, the company cited slower category growth in its U.S. pasta sauce business and increased competitive challenges in its Australian snack foods business.

     As scheduled, the company will release its second quarter earnings on February 23, 2004. A conference call to discuss the results will be held the same day at 10:00 a.m. Eastern Standard Time.

Forward-Looking Statements

     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning marketing investments, sales and earnings. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauce, beverage, biscuit, confectionery and prepared food products. The Company is 134 years old, with nearly $7 billion in annual sales and a portfolio of more than 20 market-leading brands. For more information on the company, visit Campbell’s website on the Internet at www.campbellsoup.com.